EXHIBIT 10.7
SECOND AMENDMENT TO LEASE AGREEMENT
     THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”), made and entered into as of the 27th day of February, 2007, by and between 2300 WINDY RIDGE PARKWAY INVESTORS LLC, a Delaware limited liability company (“Landlord”), and MANHATTAN ASSOCIATES, INC., a Georgia corporation (“Tenant”);
W I T N E S S E T H         T H A T:
     WHEREAS, Wildwood Associates, a Georgia general partnership (“Original Landlord”) and Tenant entered into that certain Lease Agreement June 25, 2001, as amended by that certain First Amendment to Lease Agreement (the “First Amendment”) dated June 10, 2002 (collectively, as amended, the "Lease”), for certain premises in the building located at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339 (the “Building”), consisting of approximately 137,868 square feet of Rentable Floor Area in the Building being Floor 1 North (22,719 rsf), Floor 3 North (23,776 rsf), Floor 3 South (9,021 rsf), Floor 6 South (13,608 rsf), Floor 7 (63,296 rsf), and Floor 8 (5,448 rsf) (collectively, the “Original Demised Premises”);
     WHEREAS, Landlord acquired all of the right, title and interest of Original Landlord, in and to the Lease;
     WHEREAS, Landlord and Tenant have agreed that Tenant will surrender a portion of the Original Demised Premises and then lease additional premises in the Building and, in connection therewith, extend the Lease Term by one hundred thirty five (135) months; and
     WHEREAS, Landlord and Tenant desire to evidence such reconfiguration of the Original Demised Premises and extension of the Lease Term and to amend certain other terms and conditions of the Lease and evidence their agreements and other matters by means of this Second Amendment;
     NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby amended and the parties hereto do hereby agree as follows:
     1. Relocation and Expansion of Original Demised Premises. As of July 1, 2007 (the "Effective Date”), Landlord hereby leases to Tenant and Tenant hereby leases from Landlord certain new premises in the Building, the exact location and Rentable Floor Area of which shall be determined during space planning (all of such space, when determined, shall be known as the “Second Expansion Space”). As of the Effective Date, the Second Expansion Space will be subject to all the terms and conditions of the Lease, as amended herein. In connection with such expansion, Tenant will also retain certain portions of the Original Demised Premises, the exact location and Rentable Floor Area of which shall be determined during space planning (collectively, the “Retained Premises”). Further and in conjunction with such expansion and as of the Effective Date, Tenant will surrender, remise and release unto Landlord certain portions of the Original Demised Premises, which portions will also be determined during space planning (collectively, the “Surrendered Premises”). As of the Effective Date, all references in the Lease and this Second Amendment to the “Demised Premises” shall be deemed to mean the Second Expansion Space and the Retained Premises and shall consist of approximately 160,000 square feet of Rentable Floor Area, which square footage may increase or decrease by up to ten percent (10%) during the space planning process.

     In addition to the foregoing, the parties acknowledge that International Paper (“IP”) is currently leasing approximately 9,133 rentable square feet of space being Suite 850 North (the “IP Premises”) in the Building, the lease for which expires June 30, 2007. Tenant hereby covenants that it will lease a portion of the IP Premises, which portion will be determined during the space planning process. That portion of the IP Premises that is leased by Tenant will be deemed a part of the Second Expansion Space for all purposes under this Amendment and the Lease. Tenant’s payment of Base Rental for the IP Premises, or portion thereof, will commence ninety (90) days after the IP Premises or portion thereof leased by Tenant is delivered to Tenant for Tenant to commence construction therein. Landlord agrees to give Tenant at least ten (10) business days prior written notice of the date that the portion of the IP Premises leased by Tenant will be delivered to Tenant.
     Subject to the foregoing paragraph, Tenant acknowledges that its obligations with respect to the Demised Premises will commence on the Effective Date and that Tenant will use its best efforts to vacate and surrender the Surrendered Premises in accordance with the terms of the Lease no later than the Effective Date. Notwithstanding the foregoing, if, due to construction matters, Tenant is unable to completely vacate and surrender the Surrendered Premises by the Effective Date, it will be permitted to remain in the Surrendered Premises or portions thereof and continue to pay Base Rental and Additional Rental at the then existing rate under the Lease for the portion it continues to occupy until such time as it does vacate and surrender same. In any event, Tenant covenants that it will vacate and surrender the Surrendered Space no later than August 31, 2007 so that Landlord may manage and coordinate the re-leasing of same.
     After the Rentable Floor Area of the Demised Premises has been determined and agreed to by Landlord and Tenant, Landlord will deliver a Second Amendment Memorandum to Tenant. Within ten (10) days after receipt of same, Tenant agrees to execute the Second Amendment Memorandum (the "Memorandum”) confirming the Effective Date, the Expiration Date, the exact number of square feet of Rentable Floor Area within the Demised Premises and the locations thereof, and Tenant’s proportionate share of the Building. Such Memorandum shall be in the form attached hereto as Exhibit A and by this reference incorporated herein. Upon full execution of the Memorandum by both parties, Landlord will deliver the Second Expansion Space (other than Floor 9, Floor 10, and the IP Premises) to Tenant for purposes of performing Tenant’s Work (as defined in Section 6 herein) therein. Landlord agrees to deliver Floor 9 and Floor 10 to Tenant upon full execution by both parties hereto of a mutually agreeable indemnity letter pertaining to Tenant’s demolition work to be performed within Floor 9 and Floor 10.
     2. Extension of Lease Term. Notwithstanding that the Lease Term expires March 31, 2008, the parties desire to extend the Lease Term early; therefore, the Lease Term is hereby extended for a period of one hundred thirty-five (135) months (the “Extension Term”) commencing on the Effective Date and expiring on September 30, 2018 (the “Expiration Date”). Tenant shall remain subject to all terms and conditions of the Lease, as amended herein, during the Extension Term.
     3. Base Rental and Abatement; Tenant’s Additional Rental.
     (a) Base Rental. During the Extension Term, Base Rental for the Demised Premises shall be paid on a monthly basis in accordance with the Lease at the initial rate during the first Lease Year (which shall mean for purposes of this Second Amendment, the twelve [12] month period commencing on the Effective Date and each successive twelve month period thereafter during the Extension Term) of the Extension Term of $22.50 per square foot of Rentable Floor Area times the final determination of the total Rentable Floor Area of the Demised Premises. Thereafter, commencing on the first day of the second Lease Year of the Extension Term and each anniversary thereafter through the remainder of the Extension Term, Base Rental for the Demised Premises shall escalate at the rate of 1.475% per year and shall no longer be based on any increases in CPI as previously provided in Section 7 of the Lease. The Base Rental shall be due and payable by Tenant in accordance with the terms of the Lease. Notwithstanding the foregoing, Tenant shall be entitled to an abatement of Base Rental for the entire Demised Premises for the six (6) month period from April 1, 2008 through September 30, 2008. Tenant’s proportionate share for the payment of

Tenant’s Additional Rental shall be revised to reflect the Rentable Floor Area of the Demised Premises as revised herein.
     (b) Additional Rental. Section 8 (Additional Rental) of the Lease is hereby amended to reflect that during the Extension Term and commencing in calendar year 2008, Tenant will pay its proportionate share of Tenant’s Additional Rental based on the excess of Landlord’s projected Operating Expenses in each calendar year over the Base Year Operating Expenses. For purposes of this Second Amendment, the “Base Year” shall mean calendar year 2007. In the event the average occupancy level of the Building or the Project for any calendar year, including the Base Year, is not ninety-five percent (95%) or more of full occupancy, then the Operating Expenses for such year shall be apportioned among the tenants by the Landlord to reflect those costs which would have occurred had the Building or the Project, as applicable, been ninety-five percent (95%) occupied during such year. For each calendar year after the Base Year, Landlord shall provide Tenant with a comparison of the Base Year Operating Expenses and the projected Operating Expenses for such current calendar year. Such projected increase in Operating Expenses shall be payable in advance on a monthly basis by paying one-twelfth (1/12th) of such projected increase during each month of such respective calendar year. If Landlord has not furnished Tenant such comparison by January 1 of a calendar year, Tenant shall continue to pay on the basis of the prior year’s estimate until the month after such comparison is given. The statement provided by Landlord to Tenant as set forth in Section 8(c) of the Lease shall set forth such year’s actual Operating Expenses compared to Base Year Operating Expenses and a statement comparing Tenant’s proportionate share of projected increases in Operating Expenses which Tenant paid throughout such calendar year with Tenant’s proportionate share of actual Operating Expense increases (the “Final Annual Statement of Operating Expenses”). If Tenant’s proportionate share of increases in actual Operating Expenses are greater than as shown in the statement delivered pursuant to Section 8(c) or greater than the amount of Tenant’s Additional Rental actually paid by Tenant pursuant thereto, Tenant shall pay Landlord, within thirty (30) days of such statement’s receipt, such additional sum owed by Tenant. If the amount of Tenant’s Additional Rental actually paid by Tenant pursuant to Landlord’s estimate of Tenant’s proportionate share of increases in Operating Expenses is greater than Tenant’s share of increases in actual Operating Expenses as shown on the Final Annual Statement of Operating Expenses, Landlord shall credit Tenant, within thirty (30) days of such statement issuance, such overpaid amount, or if the Lease has expired, will issue a check to Tenant for such overpaid amount within thirty (30) days of such statement issuance.
     4. Right of First Offer. Subject to the rights of existing tenants in the Building, Landlord hereby grants Tenant a right of first offer (“Right of First Offer”) on any available space in the Building, the Rentable Floor Area of which is at least 15,000 square feet if such space is not contiguous to the Demised Premises (the “First Offer Space”) (i.e., if the space is contiguous to the Demised Premises [on the same floor], then such space may be less than 15,000 square feet of Rentable Floor Area). When the First Offer Space, or portion thereof is to become available and so long as Tenant is not then in default under the Lease and has not been in default under the Lease during the prior 12-month period, in either event beyond any applicable notice and cure periods, Landlord will notify Tenant (“Landlord’s Notice”) of the terms and conditions upon which it would be willing to lease the First Offer Space to Tenant. The terms shall be as follows:
     (a) On Then Existing Terms. The lease of the First Offer Space will be on all of the same terms and conditions as then exist for the Demised Premises, including without limitation, the then current per square foot rate of Base Rental and shall be coterminous with the lease for the Demised Premises (i.e., will expire on the Expiration Date), if either (i) the commencement date of the lease of the First Offer Space will occur prior to June 30, 2010, or (ii) the Rentable Floor Area of the First Offer Space then subject to the Right of First Offer when combined with any other First Offer Space previously leased by Tenant pursuant to this Paragraph 4 and any other expansion space leased to Tenant after the Effective Date, is less than twenty percent (20%) of the total Rentable Floor Area of the Second Expansion Space and the Retained Premises (the “20% Threshold”) (i.e., if Tenant has previously leased 10,000 rsf pursuant to this Right of First Offer and the total rsf of the Second Expansion Space and the Retained Premises is 160,000 rsf, then the remaining expansion space Tenant may lease under this Paragraph 4(a) or otherwise must be less than 22,000 rsf). In addition to the foregoing, if the 20% Threshold has not been met and the commencement date of the lease for the First Offer Space will occur between July 1, 2010 and June 30, 2012, then the lease of the First Offer Space will be on all of the same terms and conditions as then exist for the Demised Premises, including without limitation, the then current per square foot rate of Base Rental, and shall be coterminous with the lease for the Demised Premises (i.e., will expire on the Expiration Date), except that the allowance for improvements will be $35.00 per rentable square foot only and there shall be no Discretionary Allowance, as defined in Section 6 below. Any allowance for improvements or rental concession provided to Tenant under this subsection (a) shall be an amount equal to the product of multiplying such allowance or rental concession, if any, times a fraction, the numerator of which is the number of full calendar months remaining in the Extension Term as of the commencement date of Tenant’s lease of the First Offer Space and the denominator of which is 135 but in no event will such fraction exceed 1; or
     (b) On Market Terms. The lease of the First Offer Space will be as set forth in Landlord’s Notice, which will be the then Expansion Market Rate (as defined below), will have a term of at least three (3) years and will be coterminous with the Lease Term of the Demised Premises, if (i) the commencement date of the lease of the First Offer Space will occur after June 30, 2012, or (ii) the Rentable Floor Area of the First Offer Space then subject to the Right of First Offer when combined with any other First Offer Space previously leased by Tenant pursuant to this Paragraph 4 and any other expansion space leased to Tenant after the Effective Date, equals or exceeds the 20% Threshold. If Tenant exercises this Right of First Offer at any time during the last three (3) Lease Years of the Extension Term, then Tenant agrees that the Lease Term for the entire Demised Premises will be further extended so that it will expire coterminously with the term of the First Offer Space (which will, as aforesaid, have a minimum 3-year term). If the Lease Term is extended as aforesaid, then the economic terms for the Demised Premises during the extended portion of the Lease Term shall be at the then Market Rate (as defined and determined in accordance with Special Stipulation No. 1 [Renewal Option] in Exhibit “G” attached to the Lease).
     (c) Tenant’s Notice. Tenant shall have ten (10) business days after receipt of Landlord’s Notice, to notify Landlord in writing (“Tenant’s Notice”) whether Tenant will lease the First Offer Space in accordance with the terms as set forth above, as applicable. If Tenant elects to lease the First Offer Space, Landlord and Tenant will execute an amendment to the Lease adding the First Offer Space to the Demised Premises within ten (10) business days after the later of (i) Landlord’s receipt of Tenant’s Notice or (ii) the date the parties agree upon the Expansion Market Rate, if applicable, or (iii) receipt by both parties of a mutually acceptable amendment. If Tenant does not, within such 10-business day period, deliver Tenant’s Notice or elects not to lease the First Offer Space, then this Right of First Offer to lease the First Offer Space then subject to this Right of First Offer will lapse and be of no further effect and Landlord will have the right to lease such First Offer Space to any third party on terms that are not materially more favorable than those in Landlord’s Notice without re-submitting such changed terms to Tenant in accordance with this Right of First Offer in which case Tenant shall have five (5) business days after its receipt of such resubmitted offer to exercise the Right of First Offer on such terms as to all of the space contained in the changed terms (which may be in excess of the square footage of the First Offer Space). The term “materially more favorable” shall mean the net effective rental rates and terms, such as the length of the term and the amount of any concessions such as the tenant improvement allowance and any free rent, with respect to such proposal are less than 94% of the net effective rental rates and terms originally offered to Tenant. If Landlord has not negotiated a lease or amendment for the First Offer Space with a third party within one hundred eighty (180) days after Tenant has elected not to, or has been deemed to have elected not to, lease the First Offer Space, then this Right of First Offer will once again apply to the First Offer Space. The right granted to Tenant under this paragraph is personal to Tenant, and in the event of any assignment of this Lease or sublease by Tenant, this Right of First Offer to lease the First Offer Space shall thenceforth be void and of no further force and effect.
     (d) Defined Terms.

          (i) “Expansion Market Rate” shall mean a rental rate equal to the effective rental rate on transactions being executed by landlords with tenants desiring to lease comparable space of comparable height and view that is the size of or comparable to the First Offer Space then subject to the Right of First Offer, in other comparable first-class buildings with comparable amenities and facilities in the area of the Building, taking into account any abatements, costs, allowances, commissions or other concessions then being offered to such comparable tenants, seeking comparable space, and any rights, privileges and allowances Tenant has with respect to the term for the First Offer Space under, pursuant to or in connection with the Lease, as amended herein. If the parties cannot agree upon the Expansion Market Rate, then such rate will be determined in accordance with the procedure set forth in paragraph (c) of Special Stipulation No. 1 in Exhibit “G” attached to the Lease.
          (ii) “Available” space means that no other third-party is in occupancy of such space or has any rights therein or thereto, including, but not limited to, rights of expansion, rights of first offer, rights of first refusal, right of extension, renewal or other option or right. Notwithstanding anything contained herein to the contrary, the Surrendered Premises will not be subject to this Right of First Offer until July 1, 2008.
     5. Acceptance of Demised Premises. Tenant hereby accepts the Demised Premises (other than Floor 8) “AS IS” as of the date hereof and acknowledges that Landlord will have no obligation to make any tenant improvements or alterations to the Demised Premises or to provide any credit, abatement or adjustment of Rent or other sum payable under the Lease, as amended herein, except as expressly set forth in this Second Amendment. Landlord will deliver the Second Expansion Space to Tenant in accordance with Section 3 of Exhibit “D” to the Lease. Notwithstanding the foregoing, once the location and dimensions of the space leased by Tenant on Floor 8 has been finally determined, prior to Landlord delivering such space to Tenant, Landlord acknowledges and agrees that it will perform certain work on Floor 8 in order to prepare it for Tenant’s Work therein, including, without limitation, possible reconfiguration of the common corridors and relocation of certain demising walls.
     6. Tenant Improvements. Tenant will be responsible for all design and construction of the Demised Premises (“Tenant’s Work”), which will be performed in accordance with the terms of Exhibit “D” attached to the Lease, as amended herein. Notwithstanding anything contained in the Lease or Exhibit “D” to the contrary, the “Construction Allowance” for purposes of this Second Amendment and Exhibit “D” is an amount equal to the product of (i) the total Rentable Floor Area of the Demised Premises multiplied by (ii) $45.00 per square foot of Rentable Floor Area. Tenant acknowledges that up to $35.00 per square foot of Rentable Floor Area of the Demised Premises of the Construction Allowance must be utilized for the costs of design and construction of Tenant’s Work (the “TI Allowance”). The remaining $10.00 per square foot of Rentable Floor Area of the Demised Premises of the Construction Allowance may be utilized by Tenant in its sole discretion (the “Discretionary Allowance”). The TI Allowance shall be applied solely to the cost of Tenant’s Work, including preparation of design drawings, space planning and engineering, preparation of electrical engineering and plans, cabling and telecommunications wiring, and signage (as set forth in Section 8 below). Any move-related costs must be paid for out of the Discretionary Allowance. If any portion of the Construction Allowance has not been paid by Landlord within six (6) months following the Effective Date nor has a request for such funds been made by Tenant within such period, such remaining portion shall be paid to Tenant and Tenant may apply it to Rent under the Lease, as amended hereby. Exhibit “D” is hereby further amended as follows:
     Section 8A. and Section 8B. of Exhibit “D” are hereby deleted in their entirety and replaced with the following new Section 8A.:
“A.	In lieu of funding the Construction Allowance directly to Tenant, Landlord agrees to pay Tenant’s general contractor and other contractors and vendors out of the Construction Allowance directly in accordance with the following procedures: No more often than once per month, Tenant may request a draw from the Construction Allowance by providing Landlord (i) a letter containing each invoice number, invoice date, vendor name, and dollar amount of each invoice, the total amount being requested in such draw, whether such payments are to be paid from the TI Allowance or the Discretionary Allowance, and the total amount as of such date that has been requested and paid from the TI Allowance and Discretionary Allowance, (ii) a copy of each invoice, (iii) partial lien waivers from each contractor or vendor for which payment is requested and (iv) such other information or documentation as Landlord may reasonably request. The final draw request must also be accompanied by final lien waivers from all of Tenant’s contractors and vendors. Landlord will pay such invoices within thirty (30) days of its receipt of the draw request containing all of the foregoing required documentation. Landlord will provide a copy of the checks therefore to Tenant as proof of payment. If Tenant requests Landlord to process more than four (4) checks in any month, then each additional check beyond the initial four (4) checks in such month written by Landlord through this process will be subject to a $100 administrative charge, the total charges for which will be billed to Tenant after completion of construction.

With respect to the Discretionary Allowance, Tenant may draw down any remaining balance of the Discretionary Allowance in up to three (3) draws, at any time from and after the date of the Second Amendment to Lease Agreement, but before December 31, 2007.

Tenant agrees that costs not covered by the Construction Allowance shall be paid directly by Tenant.”
     Section 8C. of Exhibit “D” is hereby amended by deleting such section in its entirety and replacing it with the following new section 8B.:
“B.	Landlord’s property manager will be entitled to receive a construction management or oversight fee of ten cents (10¢) per square foot of Rentable Floor Area of the Demised Premises for the services it will be providing to Landlord and Tenant during the design and construction of Tenant’s Work. Such fee will be paid by Landlord out of the Construction Allowance.”
     7. Reserved Parking Spaces. As of the Effective Date, Special Stipulation No. 7, Reserved Parking Spaces, of Exhibit “G” to the Lease shall be amended to provide that Tenant shall be entitled to one (1) additional reserved parking space at no cost during the Extension Term for every 7,500 square feet of Rentable Floor Area of additional premises that Tenant leases hereunder in excess of 137,868 square feet of Rentable Floor Area.
     8. Signage. As of the Effective Date, Landlord agrees to re-orient the existing monument sign granted to Tenant in Special Stipulation No. 5 of Exhibit “G” to the Lease to increase the visibility and readability in both directions along Windy Ridge Parkway. Additionally, as of the Effective Date, Landlord also agrees to allow Tenant to have an additional small sign, plaque, or panel near the Building entrance or on the Building at its entrance identifying Manhattan Associates. The size, design, color, material, font style and size, and all other elements of the sign, plaque, or panel must be approved by Landlord and will be maintained and removed in accordance with the terms of Special Stipulation No. 5 of Exhibit “G” to the Lease. The costs for said signage improvements and additions will be paid from the TI Allowance.
     9. Electrical Capacity. The parties acknowledge that in furtherance of Section (f) of Exhibit “E” (Building Standard Services) of the Lease and notwithstanding anything contained to the contrary in the Lease, Tenant will be billed only for electrical usage in excess of 5 watts per square foot of Rentable Floor Area of the Demised Premises. Separate meters will be installed by Tenant for such excess consumption.
     10. 7th Floor Space. During the space planning process, Tenant acknowledges that it might desire to retain a minimum of approximately 425 square feet of Rentable Floor Area on the 7th floor of the

Building (the “Wire Closet”) as a part of the Demised Premises if it elects to otherwise vacate the 7th floor. If Tenant elects to do so, and if such relocation causes Landlord (due to Building life safety or other code requirements) to install additional corridors on the 7th floor of the Building in order to provide two (2) means of egress from Tenant’s space in the event Landlord leases the 7th floor to a full floor tenant, Landlord will allow Tenant to retain the Wire Closet provided that Tenant’s square feet of Rentable Floor Area for the Demised Premises will include a combination of the square feet of Rentable Floor Area for the Wire Closet and the square feet of Rentable Floor Area in any corridors that Landlord is required to build specifically in order to maintain code if Landlord leases the 7th floor to another full floor tenant. The square feet of Rentable Floor Area in that case will be calculated with a single tenant add-on factor. If Landlord leases the 7th floor in a multi-tenant configuration and no additional corridors are required to be built as a result of Tenant retaining at least the Wire Closet on the 7th floor, then Tenant will be required to pay only for the square feet of Rentable Floor Area of the Wire Closet that it retains, calculated with a multi-tenant add-on factor.
     11. Termination Option. Notwithstanding anything to the contrary contained in the Lease, provided Tenant is not in monetary default under the Lease beyond any applicable notice and/or cure period, Tenant shall have the option (the “Termination Option”) to terminate the Lease effective on the last day of the sixty-ninth (69th) month of the Extension Term (the "Termination Date”), by providing Landlord with written notice of such option election (the "Termination Notice”). The Termination Notice shall be effective only if it is given to Landlord at least twelve (12) months prior to the Termination Date (the “Termination Notice Deadline”); accordingly, if Tenant has not given the Termination Notice to Landlord prior to the Termination Notice Deadline, the Termination Option shall expire and be of no further force or effect, and Tenant shall have no right or option to terminate the Lease pursuant to this Paragraph 11 at any time after the Termination Notice Deadline.
     As a condition precedent to any termination of the Lease pursuant to the provisions of this Paragraph 11, Tenant must have delivered to Landlord within thirty (30) days after Landlord advises Tenant in writing of the calculation of the Termination Fee (defined below) an amount as a termination fee equal to the sum of (i) six (6) months of Base Rental and Tenant’s Additional Rental in the amounts that would have been paid for the next six (6) months of the Extension Term following the Termination Date had the Termination Option not been exercised, plus an amount equal to the unamortized portion (amortized on a straight-line basis at ten percent (10%) per annum) of the Construction Allowance, free rent and leasing commissions (the “Termination Fee”). It is hereby acknowledged that any such amount required to be paid by Tenant in connection with such early termination is not a penalty but a reasonable pre-estimate of the damages which would be incurred by Landlord as a result of such early termination of the Lease (which damages are impossible to calculate more precisely) and, in that regard, constitutes liquidated damages with respect to such loss and shall be paid to Landlord as Additional Rent. Tenant shall continue to be liable for its obligations under the Lease to and through the Termination Date, including, without limitation, Tenant’s Additional Rental that accrues pursuant to the terms of the Lease, with all of such obligations surviving the early termination of the Lease. The rights granted to Tenant under this Paragraph 11 are personal to Tenant, and in the event of any assignment of the Lease by Tenant prior to the Termination Notice Deadline, the Termination Option shall thenceforth be void and of no further force or effect.
     12. Renewal Options. Special Stipulation No. 1, Renewal Option, of Exhibit “G” to the Lease is hereby amended by deleting the words “one (1) option to renew” and replace them with the words “two (2) options to renew” such that Tenant will have two (2) options to further renew the Lease in accordance with the terms of Special Stipulation No. 1 as of the expiration of the Extension Term.
     13. Other Amendments. Since such option has expired, Special Stipulation No. 2, Right of First Refusal, of Exhibit “G” to the Lease has no further relevancy or application and is of no further force and effect and is hereby deleted and replaced with the words “Intentionally Omitted”.
     14. Brokers. Each party represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than Hines Properties, Inc.

who represented Landlord and CB Richard Ellis, Inc. who represented Tenant in the negotiating or making of this Second Amendment, and each party agrees to indemnify and hold the other party, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims, and losses, including reasonable attorneys’ fees and costs, incurred by the other party in conjunction with any such claim or claims of any other broker or brokers purportedly acting on behalf of the indemnifying party claiming to have interested Tenant in the Building or the Demised Premises, or claiming to have caused such party to enter into this Second Amendment. Landlord will pay CB Richard Ellis, Inc. a separate commission pursuant to the commission agreement attached hereto as Exhibit B and incorporated herein by this reference.
     15. Notices. Article 1(b) and Article 33 of the Lease regarding the address and notice to Landlord, shall be amended to provide that the address of Landlord is, and all notices to Landlord shall be sent as follows:
          (a)     Notices to Landlord (other than rent payments):
2300 Windy Ridge Parkway Investors LLC
c/o UBS Realty Investors LLC
242 Trumbull Street
Hartford, Connecticut 06103-1212
Attention: General Counsel
                and
Cousins Properties
Wildwood Office Park
Management Office
2300 Windy Ridge Parkway
Suite 75
Atlanta, Georgia 30339
Attention: Property Manager

          (b)       Rent Payments:
2300 Windy Ridge Parkway Investors LLC
c/o Cousins Properties Incorporated,
2500 Windy Ridge Parkway
Suite 1600
Atlanta, Georgia 30339
Attention: Treasury Department
     16. No Defaults. Each party hereby agrees that there are, as of the date hereof, regardless of the giving of notice or the passage of time, or both, no defaults or breaches on the part of Landlord or Tenant under the Lease.
     17. Capitalized Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.
     18. Headings. The headings used herein are provided for convenience only and are not to be considered in construing this Second Amendment.
     19. Entire Agreement. This Second Amendment represents the entire agreement between the parties with respect to the subject matter hereto. Landlord and Tenant agree that there are no collateral or oral agreements or understandings between them with respect to the Demised Premises, the Second Expansion Space or the Building other than the Lease and this Second Amendment. This Second Amendment supersedes all prior negotiations, agreements, letters or other statements with respect to Tenant’s expansion of the Demised Premises and the extension of the Lease Term.
     20. Binding Effect. This Second Amendment shall not be valid and binding on Landlord and Tenant unless and until it has been completely executed by and delivered to both parties.
     EXCEPT AS expressly amended and modified hereby, the Lease shall otherwise remain in full force and effect, the parties hereto hereby ratifying and confirming the same. To the extent of any inconsistency between the Lease and this Second Amendment, the terms of this Second Amendment shall control.
[END OF PAGE]

     IN WITNESS WHEREOF, the undersigned parties have duly executed this Second Amendment under seal as of the day and year first above written.

LANDLORD:		TENANT:

2300 WINDY RIDGE PARKWAY INVESTORS		MANHATTAN ASSOCIATES, INC.,
LLC, a Delaware limited liability company		a Georgia corporation

By:	UBS Realty Investors LLC,
	a Massachusetts limited liability company,	By:	/s/Peter F. Sinisgalli
	Its Manager	Print Name: Peter F. Sinisgalli
Its: President & CEO

By: /s/ James M. Fishman

Print Name: James M. Fishman	(CORPORATE SEAL)
Title: Executive Director

EXHIBIT A
SECOND AMENDMENT MEMORANDUM

LANDLORD:	2300 WINDY RIDGE PARKWAY INVESTORS LLC

TENANT:	MANHATTAN ASSOCIATES, INC.

SECOND AMENDMENT TO LEASE AGREEMENT DATE:	February , 2007

DEMISED PREMISES:	Located at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339
     Tenant hereby accepts the Demised Premises in accordance with the Second Amendment to Lease Agreement.
     The Effective Date as set forth in the Second Amendment to Lease Agreement is hereby established as July 1, 2007 and the Expiration Date of the Lease is September 30, 2018.
     The Demised Premises consists of approximately                      square feet of Rentable Floor Area of the Building consisting of the following:
Floor                      —                      rsf
Floor                      —                      rsf
Floor                      —                      rsf
Floor                      —                      rsf
Floor                      —                      rsf
     Tenant’s proportionate share of the Building is                     , subject to adjustment based on future expansions/contractions of the Demised Premises.

TENANT:	MANHATTAN ASSOCIATES, INC.,
a Georgia corporation

By:

Print Name:

Its:

A-1

A-1
Approved and Agreed:
2300 WINDY RIDGE PARKWAY INVESTORS LLC,
a Delaware limited liability company

By:	UBS Realty Investors LLC, a Massachusetts limited liability company, Its Manager

By:

Print Name:

Its:

A-2

EXHIBIT B
COMMISSION AGREEMENT
February 9, 2007
Mr. Sam Holmes
Mr. John Shlesinger
CB Richard Ellis, Inc.
3348 Peachtree Road
Suite 900
Atlanta, GA 30326

Re:	Proposed Second Amendment to Lease Agreement (“Amendment”) which amends that certain Lease Agreement dated June 25, 2001, as amended (the “Lease”) by and between 2300 WINDY RIDGE PARKWAY INVESTORS LLC, a Delaware limited liability company (“Owner”), successor to Wildwood Associates, and MANHATTAN ASSOCIATES, INC., a Georgia corporation (“Tenant”) relating to certain premises at 2300 Windy Ridge Parkway, Atlanta, Georgia 30339 (“Property”)
Gentlemen:
     This letter is intended to confirm our agreement (“Agreement”) that in the event of the execution and consummation of the above Amendment, Owner shall pay you in consideration for your brokerage services rendered and subject to the other provisions hereof, a commission computed and payable in accordance as described below. Capitalized terms used but not defined herein shall have the meanings given to them in the Amendment.
     1. Commission Payable. Owner shall pay you a commission equal to a Procurement Fee (“Procurement Fee") equal to the first full months “gross” rental payable by Tenant under the Amendment for any additional space leased pursuant to the Amendment and subsequent space leased prior to the Effective Date that exceeds 137,868 rentable square feet. Landlord shall also pay you a commission equal to the product of Aggregate Rent (as defined on Attachment I hereto) less the Procurement Fee payable during the Extension Term, times four percent (4%). Aggregate Rent shall be calculated in accordance with Attachment I.
     2. Time of Payment. The amount payable pursuant to Section 1 above shall be deemed earned upon execution of the Amendment by both Tenant and Landlord and shall be paid in two separate installments. Owner shall pay 50% of such amount upon full execution of the Amendment by Tenant and Owner and receipt by both Tenant and Owner of an original thereof, and the remaining 50% will be paid within thirty (30) days of the Effective Date. In the event a default by Tenant occurs under the Lease, as amended, beyond applicable notice and cure periods, such that the Lease is terminated prior to Tenant taking possession of the Demised Premises and the second installment of the commission being paid, then you shall forfeit the second half of the commission. If the default is later cured, you will receive the second half of the commission. Since the exact square footage of the Second Expansion Space and Retained Premises (as both are defined in the Amendment) will not be known at the time the first (1st) installment is paid to you, the first installment will be paid based on an estimate of 160,000 rentable square feet, with such amount being reconciled at the time the 2nd installment is paid, based then on the exact amount of square footage of the Second Expansion Space and Retained Premises which will then have been determined.

     3. Renewals, Extensions or Expansions. If the Lease is renewed or extended, whether pursuant to an option contained in the Lease or Amendment or otherwise, any commission payable to you in connection with such renewal or extension shall be governed by the terms of a new agreement between you and Owner, provided Tenant confirms in writing to Owner that you are representing them with respect to such renewal or extension. If after the Effective Date, the Demised Premises is expanded, whether pursuant to an option contained in the Lease or Amendment or otherwise, Owner will pay you a commission provided Tenant confirms in writing to Owner that you are representing them with respect to such expansion equal to the product of Aggregate Rent (as defined on Attachment I hereto) payable for the expansion space, times four percent (4%). Aggregate Rent shall be calculated in accordance with Attachment I. In the event of any such expansion, the commission shall be deemed earned when the amendment reflecting such expansion is executed and delivered by both Landlord and Tenant and shall be paid in two separate installments. Owner shall pay 50% of such amount upon full execution of the amendment by Tenant and Owner and receipt by both Tenant and Owner of an original thereof, and the remaining 50% will be paid following the commencement date of such expansion. In the event a default by Tenant occurs under the Lease, as amended, such that the Lease is terminated prior to Tenant taking possession of the expansion space and the second installment of the commission being paid, then you shall forfeit the second half of the commission. If the default is later cured, you will receive the second half of the commission.
     4. Exclusive Representation of Tenant; No Other Brokers. By signing this Agreement, you represent and warrant that (a) you hold a valid real estate broker’s license, (b) you have caused Tenant to give Owner written notice that it is being represented exclusively by you, and (c) Tenant has not withdrawn such exclusive representation or notified you that it is being represented by another broker. In the event that any person makes a claim that any of the foregoing items are not true or Owner has a reasonable belief that any of such items are not true or if any other person claims any commission from Owner respecting the Lease or Amendment (other than the Owner’s leasing broker), Owner may elect to withhold payment of the commission hereunder until presented with a duly executed valid and binding agreement between you and such other person or with a final, valid court order setting forth how the commission will be divided or who is entitled to receive the commission (and you agree that Owner shall be authorized to pay in accordance with the same). Upon Owner’s payment of the commission owed pursuant to Section 1 above, you shall be responsible for all other fees or commissions owing to or claimed to be owing by any other broker or other person for services rendered or claimed to have been rendered to Tenant in connection with the Lease or Amendment, except for any amounts which may be claimed, or due, pursuant to an agreement between Owner and Owner’s leasing broker or any other person. You shall indemnify, defend and hold Owner harmless from any and all claims, losses, demands, judgments, orders, settlements or decrees (including any and all costs and expenses and reasonable attorneys’ fees and disbursements) arising as a result of or which are attributable to any misrepresentation or breach of any warranty set forth in this Section or any breach of your obligations under this Section. This Section shall survive expiration or termination of this Agreement.
     5. Confidentiality. By execution of this Agreement, you agree after the date hereof not to divulge to any other person or entity any of the terms or conditions of the Lease or Amendment between Tenant and Owner, except you shall have the right to provide such information (a) if compelled by law or court order and (b) as and when required in connection with your application for the Atlanta Board of Realtors “Million Dollar Club” or similar designation and (c) internally for either audit purposes or for purposes of payment. It is further agreed that all proposals, discussions, terms and conditions pertaining to Tenant’s potential or actual lease of space in the Building shall be treated by you in a strictly confidential manner and not disclosed in any fashion or context to anyone other than Tenant or its designees. Any material breach of the confidentiality provisions of this Agreement will terminate your rights and Owner’s obligations under this Agreement.

     6. No Assignments. You shall not assign or encumber your rights hereunder nor delegate your duties hereunder, without Owner’s prior written consent (which Owner may withhold in its sole discretion). Any attempted assignment, encumbrance or delegation without Owner’s consent shall be null and void and of no force or effect. Notwithstanding the foregoing, this Agreement may be assigned without Owner’s consent if same is assigned in connection with the sale of the assets or stock of CB Richard Ellis, Inc. so long as Tenant confirms in writing to the Owner that the successor to CB Richard Ellis, Inc. is still representing Tenant in connection with the Lease, as amended.
     7. Owner’s Right to Reject Lease Agreement; No Authority to Represent Owner. Owner, in its sole and absolute discretion, may withhold its approval or decline to enter into the Amendment for any reason whatsoever or for no reason, without incurring an obligation to you for the payment of a commission or any other amounts to you. No binding agreement shall exist unless and until the Amendment has been approved, executed and delivered by authorized representatives of Tenant and Owner and all conditions and contingencies have been satisfied. You have no authority to enter into any agreement on behalf of Owner and you are not authorized to make any representations on behalf of Owner.
     8. Termination of this Agreement; Sale of Property. This Agreement and Owner’s obligations hereunder shall terminate upon the sale or other transfer of Owner’s interest in the Property and Owner shall be released automatically from any obligations hereunder so long as Owner or the transferee has paid you all amounts then due hereunder and has caused the transferee to assume the obligation to pay any future amounts due hereunder.
     9. Owner’s Liability. Owner’s liability under this Agreement shall be limited to Owner’s interest in the Property, and no personal liability shall at any time be asserted or enforceable against Owner or its manager, members, partners, officers, directors, shareholders, or employees or their respective heirs, legal representatives, successors and assigns on account of this Agreement. In addition, if Owner has entered into this Agreement on behalf of one or more separate accounts (as such term is defined in Section 3(17) of ERISA), then Owner’s liability shall be further limited to the assets of such separate account.
     10. Miscellaneous. This Agreement is the entire agreement and understanding of the parties hereto, superseding and canceling all other agreements between the parties, whether written or oral, relative to the subject matter hereof. This Agreement may not be modified except by written instrument hereafter executed by the parties hereto. This Agreement shall not be valid or binding unless and until signed and delivered by all of the parties hereto.
     11. Anti-Terrorism. Broker is not a person or entity described by Sec. 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (Sept. 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.
[SIGNATURES COMMENCE ON NEXT PAGE]

BROKER:
OWNER:

CB RICHARD ELLIS, INC.		2300 WINDY RIDGE PARKWAY
A Delaware corporation INVESTORS LLC, a Delaware limited
liability company

	By:	UBS Realty Investors LLC,
By:		a Massachusetts limited liability
Name:		company, its Manager
Title:
By:
Name:
Title:

Attachment I
[Definition of Aggregate Rent]
As used herein, the term “Aggregate Rent” shall mean the aggregate base fixed rent plus fixed stated escalations plus Estimated Operating Expenses as defined hereinafter payable during the Extension Term; provided, that, no commissions will be paid on, and Aggregate Rent shall not include:
          (i) any percentage rent of any type, kind or character, including, without limitation, any rent payable based on the tenant’s sales or income;
          (ii) implied rent during free rent periods or other periods during which the tenant has no rent payment obligations;
          (iii) rent payable in connection with any future renewal, extension or expansion option that the tenant may have;
          (iv) rent payable during month-to-month, holdover or statutory tenancy periods;
          (v) rent payable during portions of the term of the lease that can be cancelled or terminated by the tenant unless the tenant’s termination option requires tenant to pay the unamortized leasing commissions as a part of any termination fee;
          (vi) any amount payable by the tenant in connection with any cancellation or termination of the lease or any exercise of any purchase option, right of first refusal to purchase or similar right;
          (vii) reimbursement to Owner for any parking, decorations, improvements, space planning or moving, or any security deposits;
          (viii) amounts payable by the tenant pursuant to the lease that constitute or are considered in the ordinary course of business to be a payment of anything other than Aggregate Rent, including, without limitation, payments in the form of warrants or other equity interests in the tenant;
          (ix) any free rent periods or rent concessions, cash credits, payment deferments or other concession items, and any amounts payable by the tenant to reimburse Owner for amounts paid by Owner to take-over, buy- out or take-back another lease;
          (x) any amounts payable by the tenant (whether denominated as rent or not) that are attributable to amortizing or defraying the cost of special or above-standard tenant improvements or special services being provided by Owner to tenant; and
          (xi) in that the Amendment effects an early renewal of the Lease term (term currently expires March 31, 2008), that portion of the Aggregate Rent applicable to the Retained Premises for the period of July 1, 2007 through March 31, 2008, as a commission has previously been paid on the Retained Premises in connection with the Lease.
For purposes hereof, the term “Estimated Operating Expenses” shall mean the amount equal to the operating expenses and taxes that are passed through to tenants generally which Owner reasonably estimates would be incurred with respect to the first full calendar year following the Effective Date under the Amendment if the Property were ninety-five percent (95%) occupied throughout such calendar year.